Exhibit 10.1

Plan of Liquidation and Dissolution

of

Advanced Nurseries, Inc.

This Plan of Liquidation and Dissolution (the “Plan”) is for the purpose of effecting the complete liquidation and dissolution of Advanced Nurseries, Inc., a Georgia corporation (the “Company”).

I. ADOPTION OF THE PLAN. The board of directors (the “Board”) and shareholders of the Company has adopted this Plan on October 13, 2008.

II. LIQUIDATION OF ASSETS. The Company shall determine whether and when to sell, exchange, transfer, lease, license or otherwise dispose of all of its remaining property and assets, including the Company’s intangible assets, in one or more transactions upon such terms and conditions as the Board, in its absolute discretion, deems expedient and in the best interests of the Company and the shareholders. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. As part of the liquidation of its property and assets, the Company shall collect, or make provision for the collection of, all accounts receivable, debts and claims owing to the Company. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

III. PAYMENT OF DEBTS. Prior to making any distributions to the shareholders, the Company shall pay, or as determined by the Board, make reasonable provision to pay, all claims and obligations of the Company.

IV. DISTRIBUTIONS TO SHAREHOLDERS. Following the payment or the provision for the payment of the Company’s claims and obligations as provided above, the Company shall distribute pro rata to the shareholders all remaining assets, including the cash proceeds of any sale, exchange or disposition. The Company shall distribute substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of the closing of the sale or other disposition of all or substantially all of its property and assets.

V. POWERS OF BOARD AND OFFICERS. The Board may interpret the provisions of this Plan, make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Company deem necessary or desirable in order to carry out the provisions of this Plan. Prior to the filing of a certificate of dissolution, the Board shall have full authority to abandon and revoke the dissolution as the Board deems appropriate without further shareholder action.